                                                                  EXHIBIT (a)(7)

CONTACT: The Altman Group, Inc.
         (800) 467-0821 (toll free)

FOR IMMEDIATE RELEASE

           AIMCO PROPERTIES, L.P. ANNOUNCES EXTENSION OF TENDER OFFERS

         DENVER, COLORADO, February 11, 2005 - As previously announced, AIMCO Properties, L.P. is offering to purchase any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Litigation Settlement Offers (as amended and supplemented, the "Offers"). AIMCO Properties, L.P. has now extended the expiration date of each of the Offers to midnight, New York City time, on March 15, 2005. The Offers were previously scheduled to expire at midnight, New York City time, on February 10, 2005. AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offers, that as of the close of business on February 9, 2005, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


Name of Partnership                                     Number of Units Tendered
-------------------                                     ------------------------
Consolidated Capital Institutional Properties/2         35,230.6

Consolidated Capital Institutional Properties/3         14,702



         For further information, please contact The Altman Group, Inc at (800) 467-0821 (toll free), which is acting as the Information Agent for the Offers.